Filed Pursuant to Rule 424(b)(3)
Registration File No. 333- 205893

MVP REIT II, INC.
SUPPLEMENT NO. 6, DATED DECEMBER 9, 2016,
TO THE PROSPECTUS DATED APRIL 6, 2016
This document supplements, and should be read in conjunction with, the prospectus of MVP REIT II, Inc., a Maryland corporation, dated April 6, 2016, as supplemented by Supplement No. 1, dated May 19, 2016, Supplement No. 2, dated June 17, 2016, Supplement No. 3, dated August 16, 2016, Supplement No. 4, dated October 28, 2016 and Supplement No. 5, dated November 18, 2016 (as supplemented, the "Prospectus"). As used herein, the terms "we," "our" and "us" refer to MVP REIT II, Inc. and its subsidiaries. The purpose of this Supplement is to disclose an update to the Ohio suitability standards, which will apply for sales to Ohio investors.

OHIO SUITABILITY STANDARDS UPDATE

The suitability standards disclosure for Ohio investors under the section entitled "Suitability Standards" on page (iii) of the Prospectus, as well as in the Subcription Agreement, are hereby amended and restated in their entirety to read as set forth below.

"Ohio.  It shall be unsuitable for an Ohio investor's aggregate investment in shares of the Issuer, affiliates of the Issuer, and in other nontraded real estate investment programs to exceed ten percent (10%) of his, her, or its liquid net worth. "Liquid net worth" shall be defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities."

APPENDIX B - MVP REIT II, INC. FORM OF SUBSCRIPTION AGREEMENT
MVP REIT II, Inc. Subscription Agreement PROSPECTUS DATED APRIL 6th, 2016 FOR FURTHER ASSISTANCE IN COMPLETING THIS AGREEMENT, PLEASE CALL MVP INVESTOR SERVICES AT (877) 684-6871

1 Investment

Total Invested $ Initial Investment
$10,000 MINIMUM INITIAL INVESTMENT
($2,500 FOR QUALIFIED ACCOUNTS); Additional  Investment
$1,000 INCREMENTSTHEREAFTER EXISTING   ACCOUNT  NUMBER

Purchase  Shares  Net  of Commissions
REPRESENTATIVE WILL NOT  RECEIVE SELLING COMMISSIONS

2 (check 1 box only) Investment Type
NON-QUALIFIED: QUALIFIED:

Individual Traditional IRA
Joint Tenants  w/  Right of Survivorship1 Custodian required.
Roth IRA CompleteSection 5 and
Tenants in Common1 obtain Custodian Signature
SEP IRA and Medallion Guarantee in
Section 8.
Community  Property1
SIMPLE IRA
UGMA/UTMA
STATE
Corporation  or  Limited  Liability Company2
S-Corp C-CorpNAME OF DECEASED OWNER
Will default to S-Corp if not  selected
4
Partnership2
Custodian or Plan
4 Administrator required.
Trust3 TRUST DATE
Trustee or custodian signature required
Other:  Other:SPECIFY SPECIFY

I. ALL PARTIES MUST SIGN
2. PLEASEATTACH THE CORPORATE RESOLUTION CERTIFICATION FORM ORPAGES OF CORPORATE DOCUMENTS, AS APPLICABLE WHICH LISTS THE NAME OF CORPORATION/LLC, OFFICERS OR AUTHORIZED SIGNATORIES, SIGNATURES AND DATES
3. PLEASE ATTACH THE TRUSTEE CERTIFICATION FORM OR PAGES OF TRUST/PLAN DOCUMENT, AS APPLICABLE, WHICH LISTS THE NAME OF TRUST/PLAN, TRUSTEES OR  AUTHORIZED SIGNATORIES, SIGNATURES AND  DATES
4. PLEASE INCLUDE PLAN DOCUMENTS

3a

INVESTOR OR TRUSTEE NAME JOINT INVESTOR OR TRUSTEE NAME

INVESTOR DATE OF BIRTH JOINT INVESTOR DATE OF BIRTH

INVESTOR SOCIAL SECURITY OR TAX ID # JOINT INVESTOR SOCIAL SECURITY OR TAX ID #

INVESTOR CITIZENSHIP STATUS (CHECK ONE) : JOINT INVESTOR CITIZENSHIP STATUS (CHECK ONE) :

US Citizen Resident Alien Non Resident US Citizen Resident Alien Non Resident

Will default to US Citizen if not selected. If non-resident alien, investor(s) must submit the appropriate W-8 form (W-8BEN,W-8ECI,W-8EXP or W-8IMY) in order to make an investment.

Investor(s) 3 Information (3a & 3b required)

3b
HOME ADDRESS (NO P.O. BOX) CITY STATE ZIP DAYTIME PHONE EVENING PHONE

3c
ALTERNATE MAILING ADDRESS (OR P.O. BOX) CITY STATE ZIP

4 Investment Title

PLEASE PRINT NAMES INWHICH SHARES OF COMMON STOCKARETO BE REGISTERED. INCLUDETRUST NAME OR BUSINESS ENTITY, IF APPLICABLE. IF IRA OR QUALIFIED PLAN, INCLUDE BOTH CUSTODIAN AND INVESTOR NAMESANDTAX ID NUMBERS.
IF SAME  AS SECTION 3A,WRITE  "SAME".

TITLE LINE 1

TITLE LINE 2

SOCIAL SECURITY  OR TAX ID # (INVESTOR/TRUSTEE) JOINT INVESTOR SOCIAL  SECURITY  OR  TAX ID #(INVESTOR/TRUSTEE)

PLAN ORTRUSTTAX ID# (TAXABLE PARTY)

Custodian/ Administrator 5 (Important: Send all Information paperwork directly to the custodian)

CUSTODIAN/ADMINISTRATOR  NAME

ADDRESS 1

ADDRESS 2

CITY STATE ZIP

DAYTIME  PHONE

CUSTODIAN/ADMINISTRATOR  TAX ID # INVESTOR'S ACCOUNT  # WITH CUSTODIAN/ADMINISTRATOR

Important Note About Proxy Voting: By signing this subscription agreement, Custodian/Administrator authorizes the investor to vote the number of shares of common stock of MVP REIT II, Inc. that are beneficially owned by the investor as reflected on the records of MVP REIT II, Inc. as of the applicable record date at any meeting of the stockholders of MVP REIT II, Inc. This authorization shall remain in place until revoked in writing by Custodian/Administrator. MVP REIT II, Inc. is  hereby authorized to notify the investor of his or her right to vote consistent with this authorization.

6 Options Distribution (required)
If a box is not checked below. 100% of your distributions will be paid in cash and sent to the address of record
Via Electronic Deposit (ACH)
Distribution  Reinvestment Plan (DRIP) Complete information below. I (we) hereby authorize the Company or Investorelects toparticipate inthe Distribution Reinvestment its agents to distributions into the account listed below. I (we) further Plan described in the Prospectus authorize the Company to debit my (our) account in the event that the company erroneously deposits additional funds into my (our) account
DRIP  or Cashto which I am (we are) not entitled, provided that such debit shall not exceed the original amount of the erroneousdeposit. In the event that I (we) withdraw funds erroneously deposited into my (our) account before the Company reverses such deposit, I (we) agree that the Company has the right to retain any future distributions to which I am
Mail to Alternate Address (3c) (we are) entitled until the erroneously deposited amount is recovered bytheCompany.
Mail to Street Address (3b) Checking (must enclose voided check)

Savings (verification from bank must be  provided)

Cash Distributions Directed to:

NAME  OF BANK  BROKERAGE FIRM OR  INDIVIDUAL

MAILING ADDRESS

CITY STATE ZIP CODE

BANK ABA# (FOR ACH ONLY) ACCOUNT #

MUST ENCLOSE A VOIDED CHECK IF IT IS A CHECKING    ACCOUNT

Please separately initial each of the items below. In the case of joint investors, each investor must initial. Except in the case of fiduciary Initials Required accounts, investor(s) may not grant any person power of attorney to make such representations on their behalf.
I (we) acknowledge receipt, not less than five (5) business days prior to the signing of this Subscription Agreement, of the Company's final Prospectus relating to the Shares, wherein the terms and conditions of the offering are described.

Owner
Joint Owner
1.
I (we) acknowledge that the investment is not liquid,there is no public market for the Shares and,accordingly,it may not be possible to readily liquidate an investment   in    the    Company.    I(we)   representthat    I    am(weare)   purchasing    Shares    for    my(our)   own    account;or,if    I    am (we                          are)                          purchasingshares                          onbehalf                          ofatrust                        or                          other entity of whichI am(weare) trustee(s) or authorizedagent(s),thenI (we) representthat I(we) havedueauthority toexecutethe Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) authorized agent(s).

7
Investor and Suitability Representations
2.
3.
I (we) have either (a) a net worth (exclusive of home,home furnishings and automobiles) of $250,000 or moreor (b) a net worth (exclusive of home,home furnishingsandautomobiles)ofatleast$70,000andhadduringthelasttaxyearaminimumof$70,000annualgrossincome,and,if applicable,I (we) meet the higher suitability requirements imposed by my (our) state of primaryresidence as set forth in the Prospectus under "Suitability Standards."

Alabama: Investors must have a liquid net worth of at least 10 times their investment in this program and its affiliates.
Idaho: Investors must have either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000. Additionally, an Idaho investor's total investment in us shall not exceed 10% of his or her liquid net worth. Liquid net worth is defined as that portion of net worth consisting of cash, cash equivalents and readily marketable securities.

Iowa: Investors must have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $350,000 (net worth should be determined exclusive of home, auto and home furnishings); and (ii) Iowa investors must limit their aggregate investment in this offering and in the securities of other non-traded real estate investment trusts (REITs) to 10% of such investor's liquid net worth (liquid net worth should be determined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities). Investors who are accredited investors as defined in 17 C.F.R. § 230.501 of Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing 10% investment concentration limit.

Kansas: Investorsmaynotinvestmorethantenpercent(10%)ofhisorherliquidnetworthinsharesofus,ouraffiliates,andinothernon-tradedrealestate investmenttrusts. Liquidnetworthisdefinedasthatportionofthepurchaser'stotalnetworththat iscomprisedofcash,cashequivalentsandreadily marketable securities as determined in conformity with Generally Accepted Accounting Principles.

Kentucky: Investorsmusthaveeitheraminimumannualgrossincomeof$70,000andaminimumnetworthofatleast$70,000oraminimumnetworthofat least$250,000.In addition,noKentuckyinvestorshallinvest,inaggregate,morethan10%ofhisorherliquidnetworthinusorouraffiliates' non-publicly tradedrealestateinvestmenttrusts. "Liquidnetworth"shallbedefinedasthatportionofaperson'snetworth(totalassets,exclusiveofhome,home furnishingsandautomobilesminustotalliabilities) thatis comprisedofcash,  cashequivalentsandreadilymarketablesecurities.

Maine: TheMaineOfficeofSecuritiesrecommendsthataninvestor'saggregateinvestmentinthisofferingandsimilardirectparticipationinvestmentsnot exceed10%ofthe investor'sliquidnetworth.Forthispurpose,"liquidnetworth"isdefinedasthatportionofnetworththatconsistsofcash,cashequivalents   and   readily   marketable      securities.

Massachusetts: Investors must have either (a) a liquid net worth of $250,000 and annual gross income of $70,000 or (b) a minimum liquid net worth of $500,000. In addition, a Massachusetts investor's total investment in this offering and in other illiquid directparticipation programsshallnotexceed10%ofhisorherliquidnetworth."Liquidnetworth"is definedasthatportionofnetworth(totalassets exclusiveof home, home furnishings, and automobilesminustotalliabilities) that is comprisedofcash,cashequivalents, andreadilymarketablesecurities.

Missouri: Investors must not invest more than ten percent (10%) of their liquid net worth in our securities.
Nebraska: Investors who are not "accredited investors" within the meaning of the Federal securities laws must limit their aggregate investment in our shares and the securities of other non-publicly traded REITs to 10% of such investor's net worth (exclusive of home, home furnishings, and automobiles).

New Jersey: Investors must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000,
Or (b)aminimumliquidnetworthof$350,000.Forthesepurposes,"liquidnetworth"isdefinedasthatportionofnetworth(totalassetsexclusiveofhome, home furnishings, andautomobiles, minustotal liabilities) thatconsistsof cash, cashequivalents andreadilymarketablesecurities. Inaddition, a New Jersey investor'sinvestmentinus,ouraffiliates, andothernon-publiclytradeddirectinvestmentprograms(includingrealestateinvestmenttrusts,business development companies, oil andgas programs, equipment leasing programs  andcommodity pools,  but excluding unregistered,  federally andstate exempt   privateofferings)maynotexceedtenpercent(10%)ofhisorherliquidnetworth.

NewMexico: Investorsmaynotinvest,andwemaynotacceptfromaninvestormorethantenpercent(10%)ofthatinvestor'sliquidnetworthinsharesof us,ouraffiliates, andinothernon-tradedrealestateinvestmenttrusts.Liquidnetworthisdefinedasthatportionofnetworthwhichconsistsofcash,cash equivalents, and readily marketable securities.

North Dakota: Investors must have a net worth of at least ten times their investment in our securities.
Ohio: It shall be unsuitable for an Ohio investor's aggregate investment in shares of the Issuer, affiliates of the Issuer, and in other nontraded real estate investment programs to exceed ten percent (10%) of his, her, or its liquid net worth. "Liquid net worth" shall be defined as that portion of net worth (total assets exclusive of primary residence, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities."

Oregon: AnOregoninvestor'smaximuminvestmentinusandouraffiliatesmaynotexceed10%oftheinvestor'sliquidnetworth."Liquidnetworth"is defined as that portion of an investor's net worthconsisting of cash, cash equivalents andreadily marketable securities.

Pennsylvania: Investors must not invest more than ten percent (10%) of their net worth in our securities. Because the minimum closing amount is less than
$50,000,000, Pennsylvania investors are cautioned to carefully evaluate the program's ability to fully accomplish its stated objectives andtoinquire as to the current dollar volume of program subscriptions. Notwithstanding our $2 million minimum offering amount for all other jurisdictions, we will not sell any shares toPennsylvaniainvestorsunlesswe raiseaminimumof$25millioningrossofferingproceeds(includingsalesmadetoresidentsofotherjurisdictions).See "Plan of Distribution – Special Notice to Pennsylvania Investors."

Tennessee: Investorsmaynotinvestmorethanten percent(10%) oftheirliquidnetworth(exclusiveofhome, homefurnishings, andautomobiles)inthis offering. In addition, it is recommended that a Tennessee investor's aggregate investment in this offering and in similar direct participation program investments not exceed 10% of their liquid net worth (exclusive of home, home furnishings, and automobiles).

Vermont: Accredited investors in Vermont, as defined in 17 C.F.R. § 230.501, may invest freely in this offering. In addition to the suitability standards described above, non- accredited Vermontinvestorsmaynotpurchase anamountinthisofferingthat exceeds10% ofthe investor'sliquid networth. Forthesepurposes, "liquid net worth" is defined as an investor's total assets (not including home, home furnishings, or automobiles) minus total liabilities.

TAXPAYER IDENTIFICATION NUMBER CONFIRMATION (REQUIRED):The investor signing below, under penalties of perjury, certifies that (i) the number shown on this SubscriptionAgreement is his orher correctTaxpayer Identification Number (or he orshe is waiting for a number tobe issued to him orher), (ii) heorshe is not subject to back up withholding either because (a) heor she has not been notified bythe Internal Revenue Service ("IRS") that heorshe is subject tobackupwithholding as a result ofa failure to report all interest ordividends,or (b) the IRS has notified him or her that heor she is no longer subject tobackup withholding and (iii) heorshe is a U.S. Citizen unless otherwise indicated in Section 3. NOTE: CLAUSE (ii) IN THIS CERTIFICATION SHOULD BE CROSSED OUT IF THE INVESTOR HAS BEEN NOTIFIED BY THE IRS THAT HE OR  SHE IS SUBJECT TO  BACKUP WITHHOLDING BECAUSE HE OR  SHE FAILED TO REPORT ALL  INTEREST AND DIVIDENDS ON HIS OR HER TAX  RETURN.
The investor acknowledges that their shares and/or funds distributed as part of ownership in MVP REIT II, Inc. may be eligible for escheatment and transferred to the appropriate stateifnoactivityoccurs intheaccount withinthetimeperiod specified bystatelaw.

8
Investor(s)/ Custodian
INVESTOR(S) / CUSTODIAN SIGNATURE
PRINT OR TYPE NAME OF INVESTOR
SIGNATURE OF INVESTOR
DATE (Required)
Signatures
X
PRINT OR TYPE NAME OF JOINT INVESTOR (if applicable)
SIGNATURE OF JOINT INVESTOR (if applicable)
DATE (Required)
X

PRINT OR TYPE NAME OF AUTHORIZED SIGNATURE (Custodian or Trustee)
DATE (Required)
MUST BE SIGNED BY CUSTODIAN(S) IF IRA OR QUALIFIED PLAN (MVP AMERICAN SECURITIES, LLC AND ITS AFFILIATES DO NOTACT AS IRA CUSTODIANS)

CUSTODIAN MEDALLION SIGNATURE GUARANTEE

PAYMENT INSTRUCTIONS
ACCEPTABLE FORMS OF PAYMENT. Please indicate method of payment below:
The Subscription Agreement, together with the full purchase price, should be delivered by one of the following methods:
Wire transfer
Pre-printed personal check
Cashier's check (with remitter's name imprinted) Business check for company/corporate account Trust check for trust accounts
Custodial check for IRA account
Check endorsed from other investment program (will be accepted if it meets the minimum investment requirement

Payment by Bank Check or Certified Check:
Make Payable to "MVP REIT II, Inc."
DST as agent for MVP REIT II, Inc. Account #: 9872013247 Bank Routing No.: 101000695
Payment by Wire Transfer
Original documents and payment (if by bank check or certified check) should be mailed to the following address:
Overnight DST Systems, Inc. as agent for MVP REIT II, Inc. 430 W. 7th St. Kansas City, MO 64105
DST Systems, Inc. as agent for MVP REIT II, Inc. P.O. Box 219390 Kansas City, MO 64121-9390
- or -
WE CANNOT ACCEPT:  Money orders, temporary (not pre-printed)  checks or third party checks. If you need to verify whether a form of payment is acceptable, please call MVP Investor Services at 877-684-6871.

The Investor acknowledges that the Company can accept or reject all or any part of this subscription in its sole and absolute discretion and that this offering may be terminated at any time by the Company. If the Investor's subscription is accepted, the Company will send the Investor a confirmation of his or her purchase within 10 business days from the date the subscription is accepted. If the Investor's subscription is rejected in part, the funds delivered herewith, to the extent the application is so rejected, will be returned to Investor as soon as practicable without interest or deduction, except to the extent of any interest actually earned.

Page 4 of 4

TAXPAYER IDENTIFICATION NUMBER CONFIRMATION (REQUIRED): The investor signing below, under penalties of perjury, certifies that (i) the number shown on this SubscriptionAgreementishis or her correctTaxpayer Identification Number (or he or she is waiting for a number to be issued to him or her), (ii) heorsheisnotsubject to backupwithholdingeitherbecause(a) heorshehas notbeennotifiedby theInternal RevenueService("IRS") thatheor sheissubject to backupwithholding as a result of a failure to report all interest or dividends,or (b) the IRS has notifiedhim orher that he or she is nolongersubject to backup withholding and (iii) he or she is a U.S. Citizen unless otherwise indicated in Section 3. NOTE: CLAUSE (ii) IN THIS CERTIFICATION SHOULD BE CROSSED OUT IF THE INVESTOR HAS BEEN NOTIFIED BY THE IRS THAT HE OR SHE IS SUBJECT TO BACKUP WITHHOLDING BECAUSE HE OR SHE FAILED TO REPORT ALL INTEREST AND DIVIDENDS ON HIS OR HER TAX   RETURN.
The investor acknowledges that their shares and/or funds distributed as part of ownership in MVP REIT II, Inc. may be eligible for escheatment and transferred to the appropriatestate ifnoactivity occurs in theaccountwithin thetimeperiodspecifiedby state law.

9a
BROKER-DEALER OR RIA FIRM NAME (Required) BROKER-DEALER OR RIA FIRM ADDRESS OR P.O. BOX CITY STATE ZIP BUSINESS PHONE (Required) FAX

9b

REGISTERED REPRESENTATIVE(S) OR ADVISOR(S) NAME(S) (Required) REPRESENTATIVE #(S) (Required)

REGISTERED REPRESENTATIVE OR ADVISOR ADDRESS OR P.O. BOX

CITY STATEZIP

BUSINESS PHONE (Required) FAX

E-MAIL ADDRESS

Broker-Dealer 9 Investment or Registered Advisor (RIA)

REGISTERED  INVESTMENT ADVISOR  (RIA). NO  SELLING COMMISSIONS  ARE PAID  ONTHESE ACCOUNTS.

CHECK ONLY IF INVESTMENT IS MADE THROUGH THE RIA IN ITS CAPACITY AS AN RIA AND NOT IN ITS CAPACITY AS A REGISTERED REPRESENTATIVE, IF APPLICABLE, WHOSE AGREEMENT WITH THE INVESTOR INCLUDES A FIXED OR "WRAP"  FEE FEATURE FOR ADVISORY  AND RELATED BROKERAGE  SERVICES.        IF AN OWNER OR PRINCIPAL OR ANY MEMBER OF THE RIA FIRM IS A FINRA LICENSED REGISTERED REPRESENTATIVE AFFILIATED WITH A BROKER-DEALER, THE TRANSACTION  SHOULD  BE  CONDUCTED THROUGH THAT BROKER-DEALER, NOT THROUGH THE      RIA.

9d
REGISTERED REPRESENTATIVE(S) OR ADVISOR(S) SIGNATURE(S) DATE (Required)

X X
I HEREBY CERTIFY THAT I HOLD A SERIES 7 OR SERIES 62 FINRA LICENSE (OR THAT I AM A PROPERLY REGISTERED INVESTMENT ADVISOR),AND I AM PROPERLY REGISTERED IN  THE  INVESTOR STATE OF  RESIDENCE.

BROKER DEALER SIGNATURE (IF REQUIRED BY BROKER DEALER) DATE (Required)

X

EXHIBIT A
RESTRICTIONS ON TRANSFER SET FORTH IN RULE 260.141.11 OF THE CALIFORNIA CODE OF REGULATIONS TITLE 10, CHAPTER 3 (The "CA Code")
(a) The issuer of any security upon which a restriction on transfer has been imposed pursuant to Section 260.102.6, 260.141.10 or 260.534 shall cause a copy of this section to be delivered to each issuee or transferee of such security.

(b) It is unlawful for the holder of any such security to consummate a sale or transfer of such security, or any interest therein, without the prior written consent of the Commissioner (until this condition is removed pursuant to Section 260.141.12 of these rules), except:
(1) to the issuer;
(2) pursuant to the order or process of any court;
(3) to any person described in Subdivision (i) of Section 25102 of the CA Code or Section 260.105.14 of these rules;
(4) to the transferors ancestors, descendants or spouse or any custodian or trustee for the account of the transferor or the transferors ancestors, descendants or spouse; or to a transferee by a trustee or custodian for the account of the transferee or the transferees ancestors, descendants or spouse;
(5) to the holders of securities of the same class of the same issuer;
(6) by way of gift or donation inter vivos or on death;
(7) by or through a broker-dealer licensed under the CA Code (either acting as such or as a finder) to a resident of a foreign state, territory or country who is neither domiciled in this state to the knowledge of the broker-dealer, nor actually present in this state if the sale of such securities is not in violation of any securities law of the foreign state, territory or country concerned;
(8) to a broker-dealer licensed under the CA Code in a principal transaction, or as an underwriter or member of an underwriting syndicate or group;
(9) if the interest sold or transferred is a pledge or other lien given by the purchaser to the seller upon a sale of the security for which the Commissioner's written consent is obtained or under this rule is not required;
(10) by way of a sale qualified under Sections 25111, 25112, or 25113, or 25121 of the CA Code, of the securities to be transferred, provided that no order under Section 25140 or Subdivision (a) of Section 25143 is in effect with respect to such qualification;
(11) by a corporation to a wholly owned subsidiary of such corporation, or by a wholly owned subsidiary of a corporation to such corporation;
(12) by way of an exchange qualified under Section 25111, 25112, or 25113 of the CA Code, provided that no order under Section 25140 or Subdivision
(a) of Section 25148 is in effect with respect to such qualification;
(13) between residents of foreign states, territories or countries who are neither domiciled nor actually present in this state;
(14) to the State Controller pursuant to the Unclaimed Property Law or to the administrator of the unclaimed property law of another state; or
(15) by the State Controller pursuant to the Unclaimed Property Law or to the administrator of the unclaimed property law of another state, if, in either such case, such person (i) discloses to potential purchasers at the sale that transfer of the securities is restricted under this rule, (ii) delivers to each purchaser a copy of this rule, and (iii) advises the Commissioner of the name of each purchaser;

Exhibit A to Subscription Agreement